Exhibit 10.1

June 30, 2003

Mr. Kevin M. Hassey

6728 Fieldhouse Way

Cincinnati, OH  45227

Dear Kevin:

I am pleased to convey the following offer letter to you for employment as President of LCA-Vision, Inc. reporting to me.  The term of your employment agreement shall be for no less than one (1) year, as discussed.  You will be subject to LCA-Vision’s standard confidentiality, non-compete and non-solicit obligations, as shall be set forth in subsequent agreements to follow.  The other terms of the offer are as below:

Salary:

$200,000 per annum

Vacation:

Up to 25 days per annum

401k & Health

Benefits:

As per plan

Stock Options:

100,000.  25,000 options vest immediately and the remaining 75,000 vest pro rata (1/3 per year) on the 12-month anniversary of each year over 3 years.  The options do not accelerate upon termination of employment, nor do they accelerate if change of control of LCA-Vision, Inc. unless you are terminated without cause by new management/successor of LCA-Vision, Inc.

The strike price will be based on LCA-Vision’s closing price on the first day of employment, or, subject to accounting rules, the average closing price of LCA-Vision stock on the first five (5) business days of your employment.

In addition, I will use my reasonable best efforts to have the Compensation Committee of the Board of Directors of LCA-Vision approve a performance-based option grant in the next six to twelve months applicable to you and other senior management.  The terms of such performance-based option grant shall be no less favorable to you, both in terms of number of options granted and performance metrics used, than those applicable to other members of LCA-Vision’s senior management.

Annual Bonus:

$100,000 for first year if “hit out of park,” in first twelve (12) months of employment, defined as (i) $25,000 payable for acquisition of greater than 100,000 laser vision correction treatments performed in the United States for twelve-month period, (ii) $25,000 payable for acquisition/marketing cost per treated eye of less than $150 in any consecutive ninety (90) day period, (iii) $25,000 if LCA-Vision publicly reports EPS of $0.65 cents or more for twelve-month period, and (iv) an additional $25,000 payable if each of (i), (ii) and (iii) above are all achieved in the 12-month period.  For purposes hereof, the twelve-month period commences on July 1, 2003 and terminates July 1, 2004.

The above bonus plan, including the amount and performance targets, shall be reviewed at the end of the first year for successive years thereafter.

We would like to have you start at LCA-Vision no later than Monday, July 21, 2003.

As discussed, LCA-Vision’s current agreement with EyeMed is of great value to LCA-Vision.  By signing below, you agree to use your best efforts to maintain and/or grow the agreement and relationship between the parties.

Kevin, I personally look forward to you joining our senior management team, and am confident that with Alan Buckey, Craig Joffe, myself and other members of management, we will have a winning team to take LCA-Vision to the next level.

Please indicate your acceptance of these terms by signing, dating and returning this letter to me no later than 6:00 p.m. on July 1, 2003.

Very Sincerely,

Accepted:

/s/ Stephen N. Joffe

/s/ Kevin M. Hassey

Stephen N. Joffe, Chairman and CEO

Kevin M. Hassey

7/2/03

7/3/03

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